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                                                               EXHIBIT 99.(a)(6)


                              [ZAPATA LETTERHEAD]


                                                                January 14, 1997

Dear Stockholder:

         Zapata Corporation (the "Company") is offering to purchase up to 15,000,000 shares of its Common Stock, par value $0.25 per share (the "Shares"), at a price of $4.50 per Share, net to the seller in cash (the "Offer"). The Offer is conditioned, among other things, upon a minimum of 10,000,000 Shares being tendered. The Offer is explained in detail in the enclosed Offer to Purchase and Letter of Transmittal. The instructions on how to tender your Shares are also explained in detail in the enclosed accompanying materials. We encourage you to read these materials carefully.

         The closing sale prices per Share on the New York Stock Exchange on December 30, 1996, the day on which the Company announced, after the close of trading, its intention to commence the Offer, and on January 13, 1997, the last trading day prior to the commencement of the Offer, were $3.50 and $4.25, respectively. Any stockholder whose Shares are purchased in the Offer will not incur the usual transaction costs associated with open market sales.

         The Board of Directors of the Company has approved the making of the Offer. However, neither the Company nor the Board of Directors makes any recommendation to any stockholder as to whether to tender any or all Shares. Stockholders must make their own decision as to whether to tender Shares and, if so, how many Shares to tender.

         We have retained Georgeson & Company Inc. as our Information Agent to help you respond to the Offer. Please contact them between the hours of 8:00 a.m. and 6:00 p.m., Eastern Time, at their toll free number (1-800-223-2064), if you have any questions. Their representatives will be pleased to answer your questions and can help you complete the enclosed materials.

                               Very truly yours,

                               For the Board of Directors,


                               /s/ AVRAM A. GLAZER

                               President and Chief Executive Officer

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NOTE:  IF STOCK CERTIFICATES ARE TENDERED THAT WERE ISSUED PRIOR TO THE
COMPANY'S MAY 1994 1-FOR-5 REVERSE STOCK SPLIT, THE COMPANY'S TRANSFER AGENT AND THE DEPOSITARY FOR THE OFFER, AMERICAN STOCK TRANSFER & TRUST CO., INC., WILL EXCHANGE AUTOMATICALLY SUCH CERTIFICATES FOR POST REVERSE STOCK SPLIT SHARES IN ACCORDANCE WITH THE PROVISIONS APPLICABLE TO THE REVERSE STOCK SPLIT.

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